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Exhibit 14.1

Conflict of Interest, Ethics,
Compliance with Antitrust Laws

Policy
Highlights:

Letter from President & CEO	1
Conflict of Interest Policy	2
Ethics Policy	5
Antitrust Laws	7
Employee Disclosure	12

Noveon, Inc. (216) 447-5000

June 19, 2003

Dear Fellow Employee:

Our business strategies and tactics are constantly adjusted to capitalize on changing market, competitive, customer and economic conditions. In order to serve our customers exceedingly well, it is very important that we maintain this flexibility. On the other hand, it is equally important that our philosophy, the way we conduct our business activities, and the manner in which we achieve our business objectives, do not deviate from the principles of ethical conduct embodied in our fundamental values.

Our dealings with others inside and outside Noveon are based on mutual respect, open communications and unquestioned integrity. Integrity as a basic way of dealing with others is a fundamental value to Noveon. At an absolute minimum, each of us must comply completely with all applicable laws and regulations in every country in which we operate. Beyond compliance with laws and regulations, we require complete candor, cooperation and openness in all of our professional relationships. Such behavior earns the trust and respect of our fellow employees, customers, suppliers, investors and our neighbors within the communities where we live and work. Our goal is to do what we say we will do; to guard against over promising and under performing; and to correct quickly any shortcomings.

This brochure explains Noveon's policies in three areas related to the integrity of our business activities. They include:

        * Conflict of Interest            * Ethics            * Compliance with Antitrust Laws

All newly hired employees receive a copy of this brochure, and other employees receive one periodically as a reminder of what the policies are.

No policy can spell out the appropriate moral and ethical behavior for every situation with which we will be confronted. We simply must rely on our own sound judgment. Whenever we find ourselves with a hard decision to make, we must seek counsel from our co-workers, management, experts in human resources, legal or audit, and most importantly, from our own conscience.

It is very important that you read, understand and comply with these policies. If you, at any time, have questions about what these policies mean or how they apply to you, your immediate supervisor can help you better understand them. Or, as indicated in the various sections of this brochure, you may contact the Law Department for more understanding.

After you are sure you understand these policies, please complete and sign the enclosed form. Please return the completed form to your Human Resource Department by June 30, 2003.

Sincerely,

Steven J. Demetriou
President & CEO

Conflict of Interest Policy
Avoidance of Conflicts of Interest

"The quality of your life will be determined by the level of your commitment to excellence, no matter what your chosen field."—Vince Lombardi

Principle & Policy

The primary principle underlying the Company's Conflict of Interest Policy is that employees (including employees of subsidiaries) must never permit their personal interests to conflict, or appear to conflict, with the interests of the Company or its customers.

As a Noveon employee, you must be free from any personal relationships, activities or financial affairs that may influence any business decisions or recommendations you might make that affect Noveon. A conflict of interest exists in any situation in which an employee uses his or her contacts or position in the Company to advance interests other than the Company's, such as his or her private business or financial affairs, or those of a friend or relative, (whether or not at the expense of the Company). It is impossible to list every situation where such conflict could occur; but the following guidelines may help you determine whether or not your actions are a conflict of interest violation. They represent the kinds of business dealings where conflicts of interest could most likely occur. All actual, potential or perceived conflicts must be disclosed.

Guidelines for Compliance

Outside Relationships / Trading with the Company

Employees should not have any business, financial, family or other relationship with suppliers, customers or competitors that might impair the independence of any judgment rendered on behalf of the Company. Personal dealings with the Company and its assets may also constitute a conflict of interest.

        Example:    Your spouse owns an office supply store, and your job includes the authority to purchase office supplies. If you were to purchase office supplies from that store for the Company, you would be in violation of the Conflict of Interest Policy if comparable quality and service were available elsewhere at a more favorable price to Noveon. Even if you purchase supplies at your spouse's store at terms favorable to the Company, the situation should be reported because of the perceived or potential conflict of interest. An independent review is necessary to protect both you and the Company.

        Example:    A conflict of interest would NOT likely include your ownership of stocks, bonds or other publicly traded securities of a company, provided you do not own more than five percent (5%) of such securities. It is not necessary to report these situations.

        Example:    Your spouse is an officer of a company which is a direct competitor of Noveon. A conflict exists and should be reported.

        Example:    You own or are employed by a business that requires you do work for that business during times when you are also required to perform your job for Noveon. A conflict of interest exists and should be reported.

        Example:    You, or a close relative, are involved in a purchase or rental of Noveon real estate, or other Company property. A conflict exists and should be reported. However, the purchase of Company products through normal channels is NOT a conflict of interest.

Conflict of Interest Policy
Avoidance of Conflicts of Interest

"Noveon Expects employees to make decisions that are in the best interest of the Company."

Gifts or Favors

Noveon expects employees to make decisions that are in the best interest of the Company. To prevent a potential or perceived conflict of interest, an employee or his family may not accept gifts, entertainment and/or other entertainment services from any individual or company desiring to do business with the Company if they might keep you from acting in the best interest of Noveon.

Gifts or favors can include, but are not limited to, free service, loans, discounts, money, vacation trips or items of value to you personally. Excluded, of course, are loans from financial institutions with which Noveon does business, provided that they are offered on the same terms to the general public.

Also excluded are: articles of nominal value used for sales promotion (a ball point pen or a package of golf balls, for example); business lunches, dinners or entertainment that is customary in a normal business relationship.

        Example:    A lunch or dinner where business is discussed, and which is paid for by a potential supplier, would NOT be a conflict of interest.

        Example:    An all-expensive-paid vacation for you and your family or a gift of an item of substantial value, might influence your judgment about that supplier, and would therefore be a conflict of interest.

Misuse of Confidential Information

As a Noveon employee, you probably have access to information that the Company considers proprietary. Because others can profit from your access, it is important not to use or disclose proprietary information except as authorized by the Company, and to provide adequate safeguards to prevent loss of such information.

        Example:    You have access to information about a possible acquisition target. This information may be valuable to outsiders. You have an obligation to keep it confidential.

        Example:    You buy or sell shares of Noveon stocks or another company because of confidential, unpublished "inside" information. This is a conflict of interest and is also against the law.

Misappropriation of Business Opportunities

In some cases, the Company may be interested in business or investment opportunities made known to individual employees. In such cases, an employee is expected to advise the Company of such opportunities or investments before acting upon them.

If during the course of your work with Noveon, you keep for yourself the benefits of your work for the Company, a conflict of interest exists. Any actual or potential conflict should be reported.

        Example:    You develop a new or improved product or process as a part of your job. However, rather than turning it over to the Company, you keep it for yourself and profit from it.

Company Relatives

A conflict of interest may exist if your job involves directly or indirectly supervising a relative or someone who lives with you. If you process payments for such a person, such as payroll checks or employee benefit payments, a conflict of interest may also exist. The mere fact that a relative, or someone who lives with you, also works for Noveon does not mean that a conflict exists.

        Example:    Your spouse reports to you, or to someone who reports to you. A conflict of interest likely exists because you could show favoritism to your spouse. However, if your spouse reports to someone outside of your organization, it is not likely that a conflict exists.

Conflict of Interest Policy
Avoidance of Conflicts of Interest

"Honesty is the best policy because it has so little competition."—Arnold Glasgow

"It is important to remember that even though a conflict exists, it will not necessarily result in corrective action."

Reporting of Conflicts of Interest

It is important to remember that even though a conflict exists, it will not necessarily result in corrective action. Conflicts can innocently arise, and most of them are simply investigated to the depth necessary to determine that the Company's interests are best served. Using one of the previous examples, if your spouse sold office supplies to the Company, the Company wants to be certain that placing purchase orders with your spouse, instead of others, is in the Company's best interest. Each conflict must be reported so that an independent determination can be made of the situation.

Any employee who feels that he or she may have a conflict situation, actual, potential or perceived, should report all pertinent details in a memorandum to his or her supervisor. The supervisor will be responsible for referring the matter to the Law Department. The Law Department will review the information and investigate it further if necessary.

If there appears to be a conflict, it will be reported to the head of Human Resources, the appropriate business management and to the General Counsel of Noveon. These individuals will determine the proper action to take. In the event of any disagreements about the proper way to resolve the situation, the General Counsel will decide.

All statements and other information reported to the Company will be kept confidential.

Administration of the Conflict of Interest Policy

The Conflict of Interest Policy is administered by the Audit Committee of the Board of Directors of Noveon, Inc. At least once per year, the Company will advise the Board of any significant events which relate to the Policy.

Ethics Policy
Observance of Ethical and Legal Business Principles

"Whatever is worth doing at all is worth doing well."—Lord Chesterfield

Policy

Noveon requires that employees (including employees of subsidiaries) comply with all laws and regulations applicable to the Company. All business dealings should be conducted in accordance with the letter, spirit and intent of the laws. Employees must not engage in any illegal, dishonest or unethical conduct. All employees are required to follow the highest ethical standard as they conduct the Company's business affairs.

Consistent with these ethical and legal business principles, the Company requires that employees comply with all health, safety and environmental laws and regulations, the Chemical Manufacturers Association's Responsible Care® Principles and Codes of Management Practices, and Noveon standards and policies related to health, safety and environmental matters.

Illegal and Unethical Acts

The Noveon Ethics Policy forbids the following unethical or illegal acts by employees:

Employee theft, fraud, embezzlement, misappropriation or any form of wrongfulconversion of property belonging to the Company or to another employee. This applies whether or not the action is a criminal act subject to prosecution.

Any act or fraud or deception involving the Company, a customer, a supplier, the government or any other party.

        Example:    Kickbacks of money, property or other favors.

        Example:    Billing a customer at an inflated price or for merchandise not received.

Any act of bribery, including a promise offer, gift of money or anything of value made or offered by an employee to:

—A government official or someone acting for the government.

—A person employed by or acting on behalf of, a customer, supplier or other organization with which the Company does business or has prospective business.

If you offer a bribe or gift of value to any of the above to influence him or her to do anything corrupt, deceptive or otherwise unethical against the recipient's employer, the Ethics Policy has been violated.

Political contributions of money, services or other property of the Company that are in violation of the law where the contributions are made.

        Example:    Company contributions to political parties, office holders, candidates or people working on their behalf would not be permitted if in violation of election laws.

Failure to report to Company official information regarding practices or situations that could be harmful to safety, health or the environment.

        Example:    An employee engages in or knowingly withholds information about, the illegal handling or disposal of toxic chemicals or hazardous waste; or submits falsified records or reports about such activities.

Ethics Policy
Observance of Ethical and Legal Business Principles

Accounting Practices

Complete, accurate and reliable records are essential to efficient management. All transactions must be recorded regardless of their legality or illegality. Our Company's compliance with reporting requirements and other standards established by law are equally as important. Our investors, creditors, government agencies and other decision makers rely on our records and have a right to information that is timely and accurate.

Disciplinary Action

Violation of the Company's Ethics Policy will result in disciplinary action, including possible termination of employment.

Reporting of Ethics Violations

Any situation which may involve a violation of the Ethics Policy must be reported promptly to the Law Department. The Law Department will review the information and investigate it further if necessary. If, for any reason, you prefer to remain anonymous, you may call The Network at (1-877-888-0002) any time, toll-free, from the United States or Canada. International callers can call collect at 770-810-1147.

The Network can be used by anyone to confidentially report information concerning illegal or unethical conduct or business abuse.

If there appears to be a possible violation, it will be reported to the head of Human Resources, the appropriate business manager and to the General Counsel of Noveon. These individuals will determine the proper action to take and will maintain records about the case. In the event of any disagreements about the proper way to resolve the case, the General Counsel will decide.

All statements and other information reported to the Company will be kept confidential.

Administration of the Ethics Policy

The Ethics Policy will be administered by the Audit Committee of the Board of Directors of Noveon, Inc. At least once per year, the Company will advise the Board of any significant events that relate to the Policy.

Antitrust Laws
Observance of Antitrust Laws

Professionalism means consistency of quality.
—Frank Tyger

Need for a Policy

The objective of antitrust laws is to keep business competition truly free. Fair competition is fundamental to the free enterprise system. Noveon fully supports laws prohibiting restraints to trade, unfair practices or abuse of economic power.

Antitrust laws are based on a simple principle—"Do NOT monopolize or unreasonably restrain U.S. trade or commerce." However, the actual application of those laws is far more complicated. The antitrust laws are general and, in some respects, vague; their exact interpretation is often uncertain. Therefore, legal advice should be obtained whenever there is any doubt as to the lawfulness of any contemplated course of action of a proposed transaction. Few employees can be experts on antitrust laws, but the Company expects, and insists, that each employee learn:

1.
What actions are specifically required or prohibited by antitrust laws, and

2.
To recognize areas where antitrust law problems can arise so he or she can seek advice from the Noveon Law Department.

Large companies like Noveon, with its many varied business interests, can easily fall victim to antitrust claims. The laws are strict. The laws are enforced. The cost in both money and time in defending an antitrust charge is likely to be quite high. Even individual employees can be subject to fines and jail terms. Employees who fail to meet their responsibilities under the antitrust laws can cause serious damage to the Company's success and reputation, and to their own careers. Noveon considers antitrust violations and charges very serious matters.

This policy is intended to help you understand the principles of competition which you and your fellow employees must follow when conducting Company business. It will also help you understand how to comply with those principles.

Statement of Policy

It is the policy of Noveon, Inc. that each employee compete vigorously and ethically in the conduct of business matters, but always in compliance with United States, non-United States and state antitrust laws. Beyond compliance, employees are expectedto avoid conduct that could appear to be a violation of the law. Employees who have dealings with foreign countries must also comply with the competition laws of those countries.

The term "antitrust" is used to reference the most significant of the U.S. federal laws: the Sherman Antitrust Act, the Robinson-Patman Act, the Clayton Act and the Federal Trade Commission Act. These laws deal with unfair competition and practices as well as agreements and practices "in restraint of trade"—price fixing and tie-in sales, for example. The following section, Guides for Compliance, provides some explanation and direction regarding these laws.

Antitrust Laws
Observance of Antitrust Laws

Guides for Compliance

Existing Antitrust Laws

1.
The Sherman Act of 1890 prohibits contracts, combinations of businesses, and conspiracies designed to restrain free trade (Section 1 of the Act). It also prohibits business monopolies (Section 2).

2.
The Clayton Act of 1914 prohibits a company from selling its product to another company only on the condition that the purchaser agrees not to buy goods from another supplier (Section 3). The Clayton Act also prohibits certain acquisitions (Section 7).

3.
The Robinson-Patman Act of 1936 does not allow a seller to sell the same product to different customers at different prices if one customer receives a competitive advantage from the different price.

4.
The Federal Trade Commission Act of 1914 prohibits unfair competition and unfair or deceptive practices.

5.
Most states have their own laws covering many of these same areas. Furthermore, if federal laws are violated, states can sue to recover monetary damages on behalf of their residents.

6.
Other countries have antitrust laws, as well, and it is the policy of the Company that antitrust laws be observed in all countries where Noveon does business.

Examples of Antitrust Law Violations

1.
Court rulings have said that the following business practices are illegal—that is, they violate antitrust laws. The practices generally involve collusion with (making deals with) competitors, customers or suppliers that are "unreasonable," and which therefore, restrain free trade. Engaging in any of the following business practices is a violation of the Noveon Antitrust Policy.

a.
Pricing Fixing—An agreement with a competitor to fix or otherwise affect prices, terms or conditions of sales. It should be remembered that customers and suppliers of Noveon also may be competitors of Noveon.

b.
Production Restrictions—Agreements with competitors to limit or restrict production to keep supplies limited and prices high.

c.
Quality Restrictions—Agreements with competitors to limit competition based on product quality.

d.
Market Division—An agreement with a competitor to divide markets through allocation of sales territories, product lines or by some division of customers or suppliers.

e.
Refusals to Deal—Agreement with a competitor to boycott or not deal with a third company.

f.
Resale Price Maintenance—An agreement with a customer to fix or otherwise affect prices, terms or conditions of resale.

g.
Exclusive Dealing—An agreement that prohibits a customer from dealing in a competitor's products.

h.
Tying-in Contracts—An agreement where the sale of one product to a customer is conditioned on the sale of another product.

i.
Full-Line Contracts—An agreement that requires the customer to purchase a full line of products to be entitled to purchase an individual product within that line.

    Antitrust Laws
    Observance of Antitrust Laws

  j.
  Reciprocal Dealing—Any agreement with a customer that says, "I will buy from you provided that you buy from me."

2.
Certain other business transactions and prices may violate antitrust laws if they "unreasonably" restrain trade or damage to a competitor. The application of antitrust laws in these areas is very complex, particularly in distinguishing what is or is not "reasonable." Therefore, the Law Department of the Company must be consulted before taking action in any of the following areas:

a.
Monopolization—Any business transaction or practice that may result in the Company acquiring a substantial share of sales in any channel of trade or in any geographic area.

b.
Mergers and Acquisitions—Any purchase of a business or share of a business—especially if the business purchased is related to any of the Company's existing businesses.

c.
Below-Cost Selling—Selling products or services below their actual cost—especially when the purpose of doing this could be "predatory" (designed to damage a competitor or drive a competitor out of business).

d.
Unfair or Deceptive Practices—Any unfair business method or any business practice that may deceive a customer.

e.
Requirements Contracts—An agreement that requires the customer to buy all supplies for a given product from the Company, with the result that the customer is prevented from purchasing competitive products from other companies.

f.
Territory or Customer Restrictions—An agreement that restricts the customer's right to resell a product to a particular geographic area or to a particular class of customers.

3.
Another category of antitrust offenses (under the Robinson-Patman Act) involves discrimination that harms customers or competitors. Violations can occur both in selling to customers or in purchasing from suppliers. If a competitor is harmed, it does not matter under the law whether the selling price or terms were reasonable or unreasonable. Therefore, the Law Department must be consulted before publishing any price lists that contain quantity discounts; and before offering any discriminatory prices or sale terms that could harm a competitor. Specific examples of problem areas are:

a.
Price Discrimination—Charging competing customers different prices for the same product, except if the differences are "cost-justified" or is a good faith effort "to meet competition."

b.
Special Allowances—Offering any special services, payments or other assistance to one customer that are not offered on a proportionately equal basis to that customer's competitors.

c.
Buyer's Liability—Any transaction where the Company knowingly receives or tries to receive, discriminatory prices or sale terms from a supplier.

"Gentlemen's Agreements"—If a business transaction or practice violates antitrust laws, it does not matter whether it is a "formal" agreement or a "gentlemen's agreement." The transaction or practice is still in violation, even if the agreement is reached by an oral agreement, a handshake or in any written form.

Contacts with Competitors—Not all contacts with competitors are prohibited. However, those which result in agreements, understandings, plans or conspiracies to limit or restrict competition are illegal. Of course, exchanging any information with competitors may not be in the best interest of the Company if it results in disclosing Company plans and business strategies. Therefore, any exchange of information with competitors should be done with great care and with prior advice from the Law Department.

Antitrust Laws
Observance of Antitrust Laws

Professional or Trade Associations—Some Company employees participate personally or as Company representatives in professional or trade associations that have legitimate and beneficial purposes. At meetings of these groups, Company employees must take special care to avoid making statements or taking actions that violate, or may appear to violate, antitrust laws and this Policy. If any matters are discussed at such meetings that may be in violation, the employee should leave the discussion immediately, and leave the meeting if necessary. This is to avoid even raising suspicions that the employee or the Company is violating any antitrust provisions. Any problems of this type encountered at meetings should be reported promptly to the Law Department.

International Dealings—The antitrust laws of the United States apply to international business transactions and practices if they affect the Company's business dealings in the United States. Other countries have antitrust laws as well, and it is the policy of the Company that antitrust laws be observed in all countries where Noveon does business.

Therefore, any exchange of information with competitors should be done with great care and with prior advice from the Law Department.

Professional or Trade Associations—Some Company employees participate personally or as Company representatives in professional or trade associations that have legitimate and beneficial purposes. At meetings of these groups, Company employees must take special care to avoid making statements or taking actions that violate, or may appear to violate, antitrust laws and this Policy. If any matters are discussed at such meetings that may be in violation, the employee should leave the discussion immediately, and leave the meeting if necessary. This is to avoid even raising suspicions that the employee or the Company is violating any antitrust provisions. Any problems of this type encountered at meetings should be reported promptly to the Law Department.

International Dealings—The antitrust laws of the United States apply to international business transactions and practices if they affect the Company's business dealings in the United States. Other countries have antitrust laws as well, and it is the policy of the Company that antitrust laws be observed in all countries where Noveon does business.

Invitations to Violate Antitrust Laws

All overtures or suggestions to a Company employee that the Company engage in a prohibited activity, such as price fixing or territorial allocations, must be reported promptly to the Law Department.

Antitrust Laws
Observance of Antitrust Laws

Consequences of Antitrust Violations

Criminal Prosecution—Fines and/or Imprisonment—The criminal penalties for violating antitrust laws are severe, and frequently both companies and employees are involved. A violation of the Sherman Act, for example, is a felony for which a company can be fined up to $10,000,000 for each offense, and for which an individual can be fined up to $350,000 and imprisoned for up to three (3) years for each offense.

Jail sentences and probation are now common for antitrust violations, and can be great personal embarrassments and tragedies for employees involved. The process includes arrest, finger-printing, photographing and obtaining bail. Those convicted of a felony also lose such civil rights as voting and holding public office.

Demotion, Loss of Employment, Disciplinary Action—If you are knowingly involved in an antitrust violation, you are being disloyal to the Company and are putting the Company and yourself at great risk. Therefore, it is Company policy to discipline such actions, including by termination of employment.

Treble Damage Judgments—The antitrust laws provide for civil penalties, as well as the criminal penalties described above. Those injured by antitrust law violations may recover damages as much as three times greater than their losses—plus their legal fees. Some damage awards are so large that they can seriously jeopardize a company's profits or ability to remain in business.

Injunctions—Injunctions are court orders. Governments and businesses harmed by antitrust activities can obtain injunctions against violators of antitrust laws to cause them to stop their illegal practices. Sometimes, these injunctions can limit a company's ability to compete even in a legal way. And, sometimes courts order businesses to divest (sell) portions of their businesses that are in violation of antitrust laws. Naturally, such orders can seriously harm the remaining parts of the business.

Legal Costs—If a company is charged with an antitrust violation, it must defend itself in court or before government agencies. The costs of such defenses are extremely high—sometimes higher than any fines charged to guilty companies. Even companies found "not guilty" have expenses that can run into the millions of dollars for legal fees and for the time and effort required of employees for the defense. The high cost of defense is just one of several important reasons why employees are required to comply with antitrust laws; and to avoid actions that even raise suspicions that a violation has occurred.

Consent Decrees—Sometimes, a company will "settle out of court" to avoid the high legal costs of an antitrust defense. Such settlements are called "consent decrees." Consent decrees can seriously restrict a company's ability to do business, even in legal ways, and can cause employees constant concern that their actions might violate the decree. If a decree is violated, the employee could be found to be in contempt of court, with penalties as high as $10,000 per day.

What Should You Do?

1.
It is important that each employee understand the antirust laws and the possible application of these laws to his or her job responsibilities. Ask questions.

2.
Don't take chances! Play it smart. Seek advice from the Company's legal staff when there's any inkling of doubt.

3.
Avoid unnecessary contact with competitors.

4.
Don't share pricing information with outsiders.

5.
Promptly report any overtures, suggestions or innuendoes to the Company's Law Department.

Responsibility and Authority

This Policy applies to all employees of Noveon, Inc. and its subsidiaries throughout the world. This Policy has special application to employees who have management, marketing, sales, pricing, bidding or purchasing responsibilities.

Noveon, Inc.
9911 Brecksville Rd.
Cleveland, OH 44141

PHONE:
(216) 447-5000

Noveon, Inc.
Conflict of Interest/Ethics/Antitrust Policies
Employee Disclosure Statement

Employee Instructions:

Please read and sign the following statement. If you have a situation to disclose, please attach a memo fully describing the situation. When complete, return this form to your Human Resources representative at your facility.

I have read the Conflict of Interest Policy. At the present time, except as noted below, I have no financial interests nor am I engaged in any activities which conflict with the foregoing policy; and to the best of my knowledge, the same is true of all my close relatives. Further, I do not have close relatives employed by the Company whom I supervise directly or indirectly or for whom I process payments. I understand that if there is any change in my circumstances which would make the foregoing statement incorrect, I will make a full report describing such change to the Law Department.

Additionally, I have read the Ethics and Antitrust Policies and agree to comply fully with those policies. As of the date hereof, I am not aware of any Ethics Policy or Antitrust Policy violations, except for those disclosed on an attached memo. I understand that if I become aware of a violation of either the Ethics Policy or the Antitrust Policy, I shall notify the Law Department or The Network.

    Employee's Name (please print)

    Employee's Signature                                                             Date

    Work Location

☐ Check here if you are attaching a memo.

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Noveon, Inc. Conflict of Interest/Ethics/Antitrust Policies Employee Disclosure Statement